As filed with the Securities and Exchange Commission on November 7, 2014
Registration No. 33-11229
Registration No. 333-45661

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

Post-Effective Amendment No. 1 to Form S-8 Registration No. 33-11229
Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-45661
_____________________

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_____________________

DOVER CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	53-0257888
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)
3005 Highland Parkway Downers Grove, IL	60515
(Address of Principal Executive Offices)	(Zip Code)
1984 Incentive Stock Option Plan 1995 Incentive Stock Option Plan and 1995 Cash Performance Program
(Full title of the plan)

Ivonne M. Cabrera, Esq.
Senior Vice President, General Counsel and Secretary
Dover Corporation
3005 Highland Parkway
Downers Grove, IL 60515
(Name and address of agent for service)

(630) 541-1540
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES
This Post-Effective Amendment No. 1 relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”):
1.    Registration Statement No. 33-11229, filed by the Registrant with the Securities and Exchange Commission (the “SEC”) on January 8, 1987, pertaining to the registration of 2,400,000 shares of the Registrant’s common stock, par value $1 per share (“Common Stock”), issuable under the Registrant’s 1984 Incentive Stock Option Plan (the “1984 Plan”); and
2.    Registration Statement No. 333-45661, filed by the Registrant with the SEC on February 5, 1998, pertaining to the registration of 20,000,000 shares of Common Stock, issuable under the 1995 Incentive Stock Option Plan and 1995 Cash Performance Plan (the “1995 Plan”).
The Registrant is filing this Post-Effective Amendment No. 1 to the Registration Statements to deregister all shares of common stock that have not been sold or otherwise issued under the 1984 Plan or 1995 Plan, as applicable.
Each of the 1984 Plan and the 1995 Plan has expired and no awards granted prior to the respective Plan’s expiration remain outstanding. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of post-effective amendments, any of the securities which had been registered for issuance but remain unsold at the termination of the offerings the Registrant hereby removes and withdraws from registration any and all such securities of the Registrant registered but unsold under the Registration Statements, if any. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Downers Grove, Illinois, on this 7th day of November 2014.

DOVER CORPORATION

By:     /s/ Ivonne M. Cabrera
Ivonne M. Cabrera
Senior Vice President, General Counsel & Secretary